Exhibit 99.01

Press Release
www.shire.com

Results of the Annual General Meeting held on April 27, 2010

April 27, 2010 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company (the “Company”) announces that at its Annual General Meeting today, all resolutions contained in the notice of meeting were duly passed and the results of the poll are as follows:

Total Voting Rights at meeting date: 562,110,523
Number of votes per share: one

		For*		Against		Withheld**
1.	To receive the Company’s accounts together with the Directors’ and Auditors’ reports	412,292,765	99.36%	2,280,158	0.55%	389,618
2.	To approve the Directors’ remuneration report	384,956,423	92.77%	25,721,306	6.20%	4,284,812
3.	To elect Mr David Stout as a Director of the Company	413,524,413	99.65%	1,207,610	0.29%	230,518
4.	To elect Mr William Burns as a Director of the Company	412,613,028	99.43%	2,119,119	0.51%	230,394
5.	To re-appoint Deloitte LLP as Auditors of the Company	414,444,760	99.88%	312,094	0.08%	205,687
6.	To authorize the Audit, Compliance & Risk Committee to determine the remuneration of the Auditors	413,445,721	99.64%	61,212	0.01%	1,455,608
7.	To give limited authority to allot shares up to a specific amount	324,820,624	78.28%	76,696,659	18.48%	13,445,258

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

8.	To approve the proposed amendments to the Shire Portfolio Share Plan	398,649,522	96.07%	10,185,457	2.45%	6,127,562
9.	To give authority to allot a limited number of shares for cash free of pre-emption rights	414,279,932	99.84%	403,373	0.10%	279,236
10.	To give limited authority for the purchase of its own shares by the Company	413,924,071	99.75%	800,122	0.19%	238,348

* These figures include discretionary votes
** A vote “withheld” is not a vote in law and is not counted in the calculation of the votes “for” or “against” a resolution.

Two copies of all resolutions passed, other than resolutions concerning ordinary business, will shortly be submitted to the UK Listing Authority and will be available for inspection at the UK Listing Authority's Document Viewing Facility, which is situated at the Financial Services Authority, 25 The North Colonnade, Canary Wharf, London E14 5HS.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (North America)	+1 484 595 8248
	Jessica Cotrone (North America)	+1 617 613 4640

Notes to editors

SHIRE PLC
Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.